Exhibit 99.1

ForeScout Acquires SecurityMatters

•	Accelerates ForeScout’s momentum by enabling the industry’s first, and only, end-to-end agentless device visibility and control platform across the extended enterprise

•	Provides deeper visibility into operational technology networks to help organizations mitigate threats targeting industrial environments

SAN JOSE, Calif., Nov. 8, 2018 – ForeScout Technologies, Inc. (NASDAQ:FSCT), a leading Internet of Things (IoT) security company, today announced it has acquired SecurityMatters, a global leader in operational technology (OT) network protection, for approximately $113 million in cash, subject to customary adjustments. The acquisition will bolster ForeScout’s global leadership position in agentless device visibility and control across the extended enterprise with expanded capabilities and advanced features to secure OT and industrial environments.

“ForeScout’s acquisition of SecurityMatters is a natural fit as it takes us deeper into a market where we have an established foothold and are seeing explosive customer demand,” said Michael DeCesare, CEO and president, ForeScout Technologies. “SecurityMatters’ technology and talent will accelerate our success in securing OT, expand our total addressable market and reinforce our solution as the industry’s only, end-to-end agentless device visibility and control platform.”

The convergence of IT and OT is driving a rapid rise of interconnectivity and introducing new risks for enterprises as OT networks may no longer be physically segregated from the IT network. Recent cyberattacks, such as WannaCry, NotPetya and Triton, demonstrated how vulnerable OT networks can result in significant business disruption and financial loss. According to Forrester research, 79 percent of organizations with a SCADA/ICS network have suffered a breach in the past 24 months.

“Virtually every company with OT needs to rethink its cybersecurity strategy,” said Damiano Bolzoni, founder and CEO, SecurityMatters. “After partnering with ForeScout for the last year, it became clear that we shared the same vision. Now as a single company, we will be able to accelerate our momentum and create the industry’s first capability to truly segment IT and OT environments.”

Founded in 2009, SecurityMatters provides organizations with device visibility, continuous network monitoring, and threat and anomaly detection specific to operational technology and industrial environments using passive collection techniques that don’t impact operations. Its solution protects networks from the widest range of threats utilizing patented technology and with a library of over 1600 ICS-specific threat indicators.

ForeScout’s acquisition of SecurityMatters will enable its vision to:

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Provide deeper visibility into OT and ICS environments. SecurityMatters’ passive network monitoring and protocol analysis combined with ForeScout’s leading visibility platform will enable device discovery, classification and assessment for the full spectrum of devices across IT and OT.

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Deliver end-to-end OT risk awareness and compliance management. Merging SecurityMatters’ passive assessment capabilities with ForeScout’s passive and active inspection for Windows, Linux and all other IT/IoT devices, will allow security teams to have a complete view of their risk profile and compliance state for the entirety of their OT environments for the first time.

•
Enable dynamic network segmentation across the entire enterprise. By identifying and classifying OT network traffic, SecurityMatters will help ForeScout extend its segmentation and policy orchestration vision to OT devices and networks.

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Automate rapid detection and incident response for OT. Improve threat response by leveraging SecurityMatters’ detection engine for ICS-specific threat indicators and behavioral anomalies in conjunction with ForeScout’s contextual understanding of IT layers, and ability to orchestrate remediation through its vast technology partner ecosystem.

For more information, visit www.forescout.com/forescout-acquires-securitymatters.

Forward Looking Statements:
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our markets and demand for our products as well as our growth prospects, our market opportunity and product enhancements in the operational technology market resulting from the acquisition of SecurityMatters. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include risks associated with: the evolution of the cyberthreat landscape facing enterprises in the United States and other countries; developments and trends in the market for network security products; the ability of ForeScout to successfully integrate SecurityMatters and to achieve anticipated benefits to our product, business and growth in the operational technology market; general economic, market and business conditions and the risks described in the other filings we make with the Securities and Exchange Commission from time to time, including the risks described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2018, and which should be read in conjunction with our financial results and forward-looking statements, and is available on the SEC filings section of the Investor Relations page of our website at https://investors.forescout.com. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

About ForeScout:
ForeScout Technologies, Inc. helps make the invisible visible. Our company focuses on providing Global 2000 enterprises and government agencies with agentless visibility and control of traditional and IoT devices the instant they connect to the network. Our technology integrates with disparate security tools to help organizations accelerate incident response, break down silos, automate workflows and optimize existing investments. Learn more at www.forescout.com.

© 2018 ForeScout Technologies, Inc. All rights reserved. ForeScout Technologies, Inc. is a Delaware corporation. A list of our trademarks and patents can be found at https://www.forescout.com/company/legal/intellectual-property-patents-trademarks. Other brands, products, or service names may be trademarks or service marks of their respective owners.

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